Exhibit 3.2

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HI-CRUSH AUGUSTA LLC

(A Delaware Limited Liability Company)

THE MEMBERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH MEMBERSHIP INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2
1.1	Definitions	2

ARTICLE 2	FORMATION	12
2.1	Formation	12
2.2	Name	12
2.3	Registered Office; Registered Agent; Principal Office Other Offices	12
2.4	Duration	12
2.5	Purposes and Powers	12
2.6	Foreign Qualification	12
2.7	No State Law Partnership	13
2.8	Certificates	13

ARTICLE 3	MEMBERS; UNITS	13
3.1	Members	13
3.2	Units; Issuance of Units	13
3.3	Special Provisions Relating to Preferred Units	13
3.4	Members Have No Agency Authority; Member Voting	15
3.5	No Other Persons Deemed Members	16
3.6	Admission of Additional Members and Substituted Members and Creation of Additional Units	16
3.7	No Liability of Members	17

ARTICLE 4	CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	18
4.1	Capital Contributions	18
4.2	Return of Contributions	18
4.3	Capital Account	18
4.4	Advances by Members	18

ARTICLE 5	ALLOCATIONS AND DISTRIBUTIONS	19
5.1	Allocations of Profits and Losses and other Items	19
5.2	Income Tax Allocations	21
5.3	Distributions in Respect of Units	22

ARTICLE 6	MANAGEMENT OF THE COMPANY	23
6.1	Management by Board of Managers	23
6.2	Composition of the Board	23
6.3	Removal of Managers	24
6.4	Vacancies	24
6.5	Meetings of the Board	24
6.6	Compensation of Managers	25
6.7	Duties of Managers	25
6.8	Officers	26

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ARTICLE 7	ACCESS TO INFORMATION; ACCOUNTING AND BANKING MATTERS; TAX MATTERS	26
7.1	Financial Reports and Access to Information	26
7.2	Maintenance of Books	27
7.3	Accounts	27
7.4	Tax Returns	27
7.5	Tax Partnership	28
7.6	Tax Elections	28
7.7	Tax Matters Member	28

ARTICLE 8	DISSOLUTION AND TERMINATION	29
8.1	Dissolution	29
8.2	Liquidation and Termination	29
8.3	Certification of Cancellation	30
8.4	Deficit Capital Accounts	30

ARTICLE 9	TRANSFERS OF MEMBERSHIP INTERESTS	30
9.1	Permitted Dispositions	30
9.2	General Restrictions on Dispositions of Membership Interests	30

ARTICLE 10	EXCULPATION AND INDEMNIFICATION	31
10.1	Indemnification	31
10.2	Liability of Indemnitees	33

ARTICLE 11	OUTSIDE ACTIVITIES AND INVESTMENTS	33
11.1	Outside Activities	33
11.2	Corporate Opportunity	33
11.3	No Duties of Members	34

ARTICLE 12	MISCELLANEOUS PROVISIONS	34
12.1	Notices	34
12.2	Amendments and Waivers	34
12.3	Entire Agreement	35
12.4	Binding Effect	35
12.5	No Third Party Beneficiaries	35
12.6	Title to Company Property	35
12.7	Governing Law; Severability; Limitation of Liability	35
12.8	Further Assurances	36
12.9	Counterparts	36
12.10	Expenses	37

Exhibit A – Addendum Agreement

Schedule I – Unitholders

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FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HI-CRUSH AUGUSTA LLC

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Hi-Crush Augusta LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 31st day of January, 2013 by Hi-Crush Proppants LLC, a Delaware limited liability company (“Proppants”), as the sole Member (as defined below) of the Company.

RECITALS

WHEREAS, Proppants, as the sole Member of the Company, entered into that certain Limited Liability Company Agreement (the “Original Agreement”) of the Company dated as of March 14, 2012;

WHEREAS, Proppants and the Company have entered into that certain Contribution Agreement, dated as of January 31, 2013 (the “Contribution Agreement”), by and among Proppants, the Company and Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), pursuant to which Proppants has agreed to cause the Company to amend and restate the Original Agreement to, among other things, create a new series of units of the Company to be designated as “Preferred Units”;

WHEREAS, in connection with entry into the Contribution Agreement, Augusta has agreed to assume primary responsibility for repayment of all indebtedness of Proppants under the Credit Agreement, dated as of April 6, 2012, by and among Proppants, Amegy Bank National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, and the Lenders named therein (the “Augusta Assumed Debt”);

WHEREAS, pursuant to the Contribution Agreement, Proppants will (a) contribute 60,692 Preferred Units (defined below) to the Partnership and (b) agree to forego the assignment contemplated by Article 4 of the Omnibus Agreement, dated as of August 20, 2012, by and among the Partnership, Hi-Crush GP LLC and Proppants, collectively, in exchange for the issuance by the Partnership to Proppants of 3,750,000 units of a new class of partnership interest in the Partnership to be designated as Class B Units (such transactions, collectively, the “Initial Contribution Transactions”);

WHEREAS, pursuant to the Contribution Agreement, effective immediately following the Initial Contribution Transactions, the Partnership will make a cash contribution to the Company in an amount equal to $37,500,000 in exchange for the issuance by the Company to the Partnership of 39,308 Preferred Units (the “Secondary Contribution Transactions”); and

WHEREAS, pursuant to the Contribution Agreement, effective immediately following the Secondary Contribution Transactions, the Company will (a) repay the Augusta Assumed

Debt and waive any right to repayment in connection therewith and (b) make a cash distribution of $4,636,957.08 to Proppants as a reimbursement of $4,636,957.08 of pre-formation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective immediately prior to the Closing (as defined in the Contribution Agreement) (the “Effective Time”), the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act and any successor statute, as the same may be amended from time to time.

“Addendum Agreement” has the meaning set forth in Section 3.6(b).

“Additional Member” means any Person that is not already a Member who acquires any portion of the Membership Interests held by a Member from such Member and is admitted to the Company as a Member pursuant to the provisions of Section 3.6.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The Adjusted Capital Accounts shall be maintained in a manner that facilitates the determination of that portion of each Adjusted Capital Account attributable to each series of Units.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented or restated from time to time.

“Augusta Assumed Debt” has the meaning set forth in the recitals to this Agreement.

“Available Cash” means (a) all cash and cash equivalents of the Company on hand at the end of such Quarter less (b) the amount of any cash reserves established by the Board to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject.

“Bankruptcy” or “Bankrupt” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” has the meaning set forth in Section 6.1.

“Book Value” means, with respect to any property of the Company or its Subsidiaries, such property’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as reasonably determined by the Board as of the date of such contribution;

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values as reasonably determined by the Board in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or warrant in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations, or (v) any other event to the extent determined by the Board to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that, adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Values of its properties in accordance with Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations;

(c) The Book Value of property distributed to a Member shall be the fair market value of such property as reasonably determined by the Board as of the date of such distribution;

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits and Losses; provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d);

(e) If the Book Value of property has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property in lieu of applicable federal income tax depreciation or amortization.

“Business” means the operations and business conducted by the Company.

“Business Day” means a day other than a Saturday, Sunday or other day that is a nationally recognized holiday.

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 4.3.

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Certificate” means the Certificate of Formation of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Units” has the meaning set forth in Section 3.2(a).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Conversion Date” has the meaning set forth in Section 3.3(a)(i).

“Cumulative Preferred Unit Arrearage” means, as of the end of any Quarter, the excess, if any, of (a) the sum of the Preferred Unit Arrearages with respect to each Quarter ending prior to such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 5.3(a)(ii).

“Depreciation” means, for each taxable year (or other period), an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for federal income tax purposes with respect to property for such taxable period, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable period shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable period bears to such beginning adjusted tax basis; provided that, if the adjusted tax basis of any property at the beginning of such taxable period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

“Disposition,” including the correlative terms “Dispose,” “Disposing” or “Disposed,” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition (whether voluntary, involuntary or by operation of law) of Membership Interests, but does not include any indirect transfer of Membership Interests resulting from the transfer of equity interests of any Member.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the recitals to this Agreement.

“Electronic Transmission” means a form of communication that (a) does not directly involve the physical transmission of paper, (b) creates a record that may be retained, retrieved, and reviewed by the recipient, and (c) may be directly reproduced in paper form by the recipient through an automated process.

“Entire Board” has the meaning set forth in Section 6.2(a).

“Equity Securities” means the Common Units, the Preferred Units, any other equity securities of the Company, and any other securities of the Company convertible or exchangeable for Common Units, Preferred Units or other equity securities of the Company.

“Fair Market Value” means, with respect to any property or asset, the fair market value of such property or asset as determined by the Board.

“Fully Diluted Basis” means, when calculating the number of Outstanding Common Units, a basis that includes (1) the number of Common Units Outstanding plus (2) all Equity Securities that are convertible into or exchangeable for Common Units.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnitee” means (a) any Person who is or was an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of the Company or any of its Subsidiaries, (b) any Person who is or was serving at the request of the Company or any of its Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to the Company or any of its Subsidiaries, (c) any Person who currently controls or has controlled the Company, and such Person’s controlling Affiliates and (d) any Person that the Board designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Company’s and its Subsidiaries’ business and affairs.

“Initial Contribution Transactions” has the meaning set forth in the recitals to this Agreement.

“Initial Member” has the meaning set forth in Section 3.1.

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Lien” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Majority of the Voting Power” has the meaning set forth in Section 6.2(b).

“Manager” has the meaning set forth in Section 6.1.

“Material Contract” means each of the following agreements to which the Company is a party:

(i) each Contract for the sale or delivery of frac sand;

(ii) each Contract requiring the payment by the Company of any royalties or similar payments or arrangements in connection with the production or sale of frac sand;

(iii) each Contract for Indebtedness;

(iv) each Contract involving a remaining commitment by the Company to make capital expenditures in excess of $200,000;

(v) each Contract for lease of real or personal property involving payments in excess of $200,000 in any calendar year;

(vi) each Contract between Proppants or any of its Affiliates, on the one hand, and the Company, on the other hand;

(vii) each Contract that provides for a limit on the ability of the Company to compete in any line of business or with any Person or in any geographic area during any period of time;

(viii) any Contract that involves a confidentiality, standstill or similar arrangement;

(ix) except for Contracts of the nature described in clauses (ii) through (vii) above, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Company of $200,000 or more in any 12 month period;

(x) any employment, independent contractor or consulting Contract;

(xi) any management service, financial advisory or any other similar type of Contract;

(xii) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;

(xiii) any Contract which is a current insurance policy of, or covering any of the material assets or a business of, the Company;

(xiv) any Intellectual Property Contract material to the operations of the business of the Company;

(xv) any Contract that grants or evidences a Lien on any properties or assets of the Company, other than Permitted Liens;

(xvi) any partnership or joint venture agreement (other than the Organizational Documents of the Company); and

(xvii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of the Company, other than Permitted Liens.

“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” means the interest of a Member in the Company, which may be evidenced by Units or other interests, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outstanding” means, with respect to the Units or any particular class of Units, all of such Units that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as the same may be amended from time to time.

“Percentage Interest” means, at the time of determination:

(a) with respect to a holder of Common Units an amount (expressed as a percentage) equal to the product of (i) 80% and (ii) the quotient obtained by dividing the number of Common Units held by such holder by the total number of Common Units outstanding; and

(b) with respect to a holder of Preferred Units an amount (expressed as a percentage) equal to the product of (i) 20% and (ii) the quotient obtained by dividing the number of Preferred Units held by such holder by the total number of Preferred Units outstanding.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of the Company to conduct its Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of the Company to conduct its Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto and (f) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness and which do not materially and adversely affect the ability of the Company to conduct its Business as currently conducted.

“Person” means a natural person or any corporation, limited liability company, partnership, limited partnership, joint venture, trust, estate, governmental entity or other entity.

“Preferred Unit Arrearage” means, with respect to any Quarter, (a) the Preferred Unit Distribution less (b) the distribution paid pursuant to Section 5.3(a)(i) with respect to such Quarter.

“Preferred Unit Distribution” has the meaning set forth in Section 5.3(a)(i).

“Preferred Units” has the meaning set forth in Section 3.2(a).

“Preferred Units Conversion Notice” means a written notice executed by holders of at least a majority of Outstanding Preferred Units indicating the intent of such holders to convert all Outstanding Preferred Units into Common Units; provided, however, that for so long as the Partnership holds any Preferred Units, a Preferred Units Conversion Notice with respect to such Preferred Units shall only be effective if approved by the Conflicts Committee.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Profits” or “Losses” means, for each taxable year (or other period), an amount equal to the Company’s taxable income or loss for such taxable period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable period;

(f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4),

to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses.

“Proppants” has the meaning set forth in the first paragraph of this Agreement.

“Pro Rata” means when used with respect to Units or any class thereof, apportioned equally among all designated Units.

“Quarter” means a fiscal quarter of the Company.

“Record Date” has the meaning set forth in Section 5.3(b).

“Regulatory Allocations” is defined in Section 5.1(c).

“Secondary Contribution Transactions” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Subsidiary” means, as to any Person, any corporation or other entity of which (i) such Person or a Subsidiary of such Person is a general partner or manager or (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Substituted Member” means any Person who acquires all of the Membership Interests held by a Member from that Member and is admitted to the Company as a Member pursuant to the provisions of Section 3.6.

“Tax” or “Taxes” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to, any net income, gross income, profits, gross receipts, profits, excise, or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.

“Tax Matters Member” has the meaning set forth in Section 7.7(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” means the Common Units and Preferred Units, collectively, and any “Unit” shall refer to any one of the foregoing.

“Unrestricted Persons” has the meaning set forth in Section 11.1.

1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

FORMATION

2.1 Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.

2.2 Name. The name of the Company is “Hi-Crush Augusta LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.

2.3 Registered Office; Registered Agent; Principal Office Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.

2.4 Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5 Purposes and Powers. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate of the Company and this Agreement.

2.6 Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in foreign jurisdictions if such jurisdictions require qualification. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that, no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.7 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8 Certificates. The Units may be represented by certificates, which shall be (a) in the form determined by the Board, (b) consecutively numbered, and (c) entered in the books of the Company as they are issued. Each certificate shall state on the face thereof the holder’s name, the Units represented thereby and such other matters as may be required by applicable laws. Each such certificate shall be signed on behalf of the Member and may be sealed with the seal of the Company or a facsimile thereof if adopted. The signature of the Member upon the certificates may be facsimile. Subject to the other provisions of this Agreement applicable to transfers of Membership Interest, upon surrender to the Company or the transfer agent of the Company of a certificate for Units duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Company shall issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books and records.

ARTICLE 3

MEMBERS; UNITS

3.1 Members. Proppants is the sole Member of the Company as of the Effective Time (the “Initial Member”).

3.2 Units; Issuance of Units.

(a) The Membership Interests in the Company shall initially be divided into two series of Units referred to as “Common Units” and “Preferred Units.”

(b) Schedule I sets forth (i) the number of Common Units and Preferred Units held by the Initial Member as of the Effective Time and (ii) the agreed value of cash or other assets contributed by the Initial Member as a Capital Contribution to the Company in exchange for the issuance by the Company of such Common Units and Preferred Units to the Initial Member.

3.3 Special Provisions Relating to Preferred Units.

(a) Conversion of Preferred Units.

(i) All Outstanding Preferred Units will convert into a number of Common Units equal to the quotient obtained by dividing (x) the number of Common Units Outstanding on the Conversion Date (as defined below) on a Fully

Diluted Basis (without taking into account any Common Units to be issued in connection with the conversion of Preferred Units pursuant to this Section 3.3(a)) by (y) four (4), with such conversion to occur on the date of the earlier to occur of (such date, the “Conversion Date”):

(A) the first day after March 31, 2018 on which (1) there is no Cumulative Preferred Unit Arrearage and (2) the holders of Preferred Units would have received aggregate distributions of at least $5,000,000 in respect of the two-Quarter period immediately preceding the Quarter in which such day occurs if all Preferred Units Outstanding on such day had been converted pursuant to this Section 3.3(a) into Common Units immediately prior to such two-Quarter period; and

(B) the first day of the calendar month following receipt by the Company of a Preferred Units Conversion Notice.

(ii) On the Conversion Date, the rights of a holder of Preferred Units as a holder of Preferred Units shall cease, including any rights under this Agreement, except such Person shall continue to be a Member and shall have the right to receive Common Units from the Company in conversion of such Preferred Units in accordance with this Section 3.3(a), and the Preferred Units shall upon the Conversion Date be deemed to be transferred to, and cancelled by, the Company.

(iii) (A) All Common Units delivered upon conversion of the Preferred Units shall be newly issued, shall be duly authorized and validly issued, fully paid (to the extent required under this Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Section 18-607 and Section 18-804 of the Act), and shall be free from preemptive rights and free of any lien or adverse claim.

(B) The Company shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Preferred Units.

(C) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Preferred Units any rights as a creditor in respect solely of its right to conversion of such Preferred Units.

(b) The Company shall not, and shall cause its Subsidiaries not to, take any action in connection with the following matters without obtaining the prior written consent of the holders of a majority of the Outstanding Preferred Units:

(i) consolidate with or merge into another Person in a transaction in which the Company is not the surviving entity;

(ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions;

(iii) issue any Equity Securities of the Company or any of its Subsidiaries having rights, preferences or privileges with respect to distributions or liquidation superior to or on parity with the Preferred Units;

(iv) obligate the holders of Outstanding Preferred Units to make additional Capital Contributions;

(v) amend any provision of this Agreement or the Certificate in any manner that adversely affects the rights, obligations and preferences of the holders of Preferred Units in any material respect;

(vi) incur any Indebtedness if (1) the incurrence of such Indebtedness would materially impair the ability of the Company to make the distributions required by Sections 5.3(a)(i) or (ii) for any Quarter, (2) such Indebtedness is not used in the business of the Company or (3) the proceeds of such Indebtedness are used to effect a distribution to any Member (other than the holders of Preferred Units);

(vii) guarantee any Indebtedness in excess of $32,500,000;

(viii) establish cash reserves necessary for the future conduct of business of the Company if the establishment of such reserves would result in the failure by the Company to make the distributions required by Sections 5.3(a)(i) or (ii) for any Quarter;

(ix) enter into, amend or waive the material terms of, or terminate, any Material Contract to which the Company is a party if such action would materially impair the ability of the Company to make the distributions required by Sections 5.3(a)(i) or (ii) for any Quarter;

(x) commence a voluntary Bankruptcy by the Company or consent to the entry of an order for relief in any involuntary Bankruptcy case against the Company under any Bankruptcy Laws; or

(xi) dissolve or liquidate the Company.

3.4 Members Have No Agency Authority; Member Voting.

(a) Except as otherwise expressly provided in this Agreement or as required by Law, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and shall have no authority or power to manage the business or affairs of the Company, to bind the Company or enter into agreements on behalf of the Company. The Preferred Units shall be entitled to vote as a separate class on the matters specified in this Agreement or as required by Law. The approval of a majority of the Preferred Units shall be required to approve any matter for which the holders of the Preferred Units are entitled to vote.

(b) Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing or Electronic Transmission, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

3.5 No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Company’s records as a Member, or to its legal representatives shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Disposition by the Member or for any other reason.

3.6 Admission of Additional Members and Substituted Members and Creation of Additional Units.

(a) Subject to the limitations set forth in this Article 3, and subject to Section 3.3(b), the Company may admit Additional Members and Substituted Members and may also issue additional Units or create and issue such additional classes or series of Membership Interests (or securities convertible into or exercisable or exchangeable for Membership Interests), having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, including: (i) the right of any such class or series of Membership Interests to share in the Company’s distributions; (ii) the rights of any such class or series of Membership Interests upon dissolution or liquidation of the Company; and (iii) the right of any such class or series of Membership Interests to vote on matters relating to the Company and this Agreement. Upon the issuance pursuant to and in accordance with this Article 3 of any class or series of Membership Interests, the Board may, subject to Section 3.3(b)(v), amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any Additional Member to the Company or the authorization and issuance of such class or series of Membership Interests (or securities convertible into or exercisable or exchangeable for a Membership Interest), and the related rights and preferences thereof.

(b) An Additional Member or Substituted Member shall be admitted to the Company with all the rights and obligations of a Member if (i) all applicable conditions of Article 9 are satisfied and (ii) such Additional Member or Substituted Member, if not already a party to this Agreement, shall have executed and delivered to the Company an

Addendum Agreement in the form attached as Exhibit A (an “Addendum Agreement”) and such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission. No Disposition or issuance of Membership Interests otherwise permitted or required by this Agreement shall be effective, no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Disposition and no purchaser of newly issued Membership Interests from the Company shall be deemed to be a Member if the foregoing conditions are not satisfied.

(c) A transferee of Membership Interests who has been admitted as an Additional Member or as a Substituted Member or a purchaser of newly issued Membership Interests from the Company who has been admitted as an Additional Member in accordance with this Section 3.6 shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding such Membership Interests.

(d) Admission of an Additional Member or Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of an Additional Member or Substituted Member, (i) the Company shall amend Schedule I, to reflect the name and address of, and the number and class of Membership Interests held by, such Additional Member or Substituted Member, and the agreed value of cash or other assets contributed by such Additional Member or Substituted Member to the Company in exchange for such Membership Interests, and to eliminate or adjust, if necessary, the name, address and interest of the Member Disposing of Membership Interests to such Additional Member or Substituted Member (such revisions to be presented to the Board no later than at the next regular meeting of the Board) and (ii) to the extent of the Disposition to such Additional Member or Substituted Member, the Disposing Member shall be relieved of its obligations under this Agreement. Any Member who shall Dispose of all of such Member’s Membership Interests in one or more Dispositions permitted pursuant to this Section 3.6 and Article 9 (where each transferee was admitted as a Substituted Member) shall cease to be a Member as of the last date on which all transferees are admitted as Substituted Members, provided that, notwithstanding anything to the contrary herein, such Member shall not be relieved of any liabilities incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Disposes of any Membership Interests or ceases to be a Member hereunder.

3.7 No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

ARTICLE 4

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

4.1 Capital Contributions. Each Member has made, or is treated as having made, the initial Capital Contribution in exchange for the Units set forth opposite such Member’s name on Schedule I. Without creating any rights in favor of any third party, the Members may, from time to time, make additional Capital Contributions with the approval of the Board, but shall have no obligation to do so.

4.2 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.3 Capital Account. A Capital Account shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Accounts of the Members as of the Effective Time shall take into account the contributions contemplated by the Contribution Agreement reflected in Schedule I hereto. Thereafter, each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to clause (b) of the definition of Book Value. On the transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the transferred Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). A Member that has more than one class of Units shall have a single Capital Account that reflects all such Units.

4.4 Advances by Members. If the Company does not have sufficient cash to pay its obligations, then with the approval of the Board, any or all of the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company and will not be deemed to be a Capital Contribution.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses and other Items.

(a) Profit and Loss Allocations. Profit and Loss shall be allocated among the Members in accordance with their respective Percentage Interests.

(b) Special Allocations. Notwithstanding any other provisions of this Section 5.1, the following special allocations shall be made for each taxable period in the following order of priority:

(i) If there is a net decrease in Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 5.1(b)(i), each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period. This Section 5.1(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.1(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in such

Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that the Member would have such a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.1(b) have been tentatively made as if this Section 5.1(b)(iii) were not in this Agreement.

(iv) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(b)(iii) and this Section 5.1(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Percentage Interests.

(vi) Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(viii) If the amount of cash or the Book Value of any property distributed (except cash or property distributed pursuant to Section 8.2) with respect to a Unit for a taxable period exceeds the amount of cash or the Fair Market Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Member receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 5.1(b)(viii) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution for the current taxable period and all previous taxable periods.

(ix) Notwithstanding any other provision of this Section 5.1, no Loss shall be allocated to a Member pursuant to Section 5.1 to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account). The limitation set forth in this Section 5.1(b)(ix) shall be applied on a Member-by-Member basis, and Loss not so allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Loss to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(c) Curative Allocation. The allocations set forth in Section 5.1(b) (other than Section 5.1(b)(viii)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.1(c). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 5.1(c), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.2 Income Tax Allocations.

(a) Except as provided in this Section 5.2, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated, to the maximum extent possible, among the Members in the same manner as the corresponding items (if any) are allocated for purposes of maintaining Capital Accounts under Section 5.1.

(b) The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations utilizing the “remedial method” under Treasury Regulation Section 1.704-3(d).

(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

(d) If any deductions for depreciation, amortization or cost recovery are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

(e) All items of income, gain, loss, deduction and credit allocable to Units that have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Units, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

5.3 Distributions in Respect of Units.

(a) Within 45 days of the end of each Quarter, commencing with the Quarter ending March 31, 2013, the Company shall distribute Available Cash to the holders of Units outstanding as of the Record Date as follows:

(i) first, to the Preferred Units, Pro Rata, until there has been distributed in respect of all such Preferred Units an aggregate distribution in an amount equal to $3,750,000 (such aggregate amount, the “Preferred Unit Distribution”);

(ii) second, to the Preferred Units, Pro Rata, until there has been distributed in respect of all such Preferred Units an amount equal to the Cumulative Preferred Unit Arrearage with respect to such Quarter;

(iii) thereafter, to the Common Units, Pro Rata.

(b) All distributions made under this Section 5.3 shall be made to the holders of record of the applicable Units on the record date established by the Board or, in the absence of any such record date, to the holders of the applicable Units as of the end of the Quarter with respect to which a distribution is being made (any such date, a “Record Date”).

(c) Payment of all cash distributions made by the Company to a Member shall be made by wire transfer of immediately available funds in accordance with such written instructions to the Company as may be provided by such Member from time to time.

(d) The Company is authorized to deduct or withhold from distributions, or with respect to allocations, to the holders of Units and to pay over to any U.S. federal, state, local or non-U.S. taxing authority any amounts required to be so deducted or withheld pursuant to the Code or any provisions of applicable Law. For all purposes under this Agreement, any amount so deducted or withheld shall be treated as actually distributed to the holder of Units with respect to which such amount was deducted or withheld, and shall be credited against and reduce any further distributions to which such holder otherwise would have been entitled to receive under this Agreement. To the extent any amount directly or indirectly payable to the Company has been reduced by any deduction or withholding for or on account of any Tax, and the amount of such Tax has been determined based on the ownership of specific Units by any Member, then the amount otherwise distributable to such Member with respect to such Units shall be reduced to reflect such deduction or withholding.

ARTICLE 6

MANAGEMENT OF THE COMPANY

6.1 Management by Board of Managers. Except for matters for which the approval of any Member or Members is required by this Agreement or by non-waivable provisions of the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of managers, who shall be referred to in this Agreement individually as a “Manager” or collectively as the “Managers”, and who shall act as a board (when acting as a board, the Managers are referred to in this Agreement as the “Board”).

6.2 Composition of the Board.

(a) From and after the date of this Agreement, unless changed in accordance with this Agreement, the number of individuals comprising the entire Board of the Company shall be five (5) (such number, as it may be increased or decreased from time to time in accordance with this Agreement, the “Entire Board”). For so long as any Preferred Units remain Outstanding, the holders of a majority of Outstanding Preferred Units shall have the right to appoint one Manager, which individual shall initially be Joseph C. Winkler III. The holders of a majority of the Outstanding Common Units shall have the right to appoint such number of Managers as is necessary to fill the entire Board after taking into account any Manager designated by the holders of Preferred Units pursuant to the immediately preceding sentence, which individuals shall initially be Robert L. Cabes, Jr., Robert E. Rasmus, Trevor M. Turbidy and James M. Whipkey. Each Manager shall serve in such capacity until such individual’s successor is duly selected in accordance with this Agreement and qualified or until such individual’s earlier death, resignation or removal.

(b) For purposes of any vote, approval, consent or other action to be taken by the Board, each Manager shall possess one vote. As used in this Agreement, a “Majority of the Voting Power” means those Managers whose aggregate votes equal or exceed a majority of the votes possessed by the Entire Board.

(c) Subject to the approval of a majority of the holders of the Preferred Units pursuant to Section 3.3(b)(v) for any increase in the number of Managers constituting the Entire Board, the number of Managers serving on the Board, from time to time, may be increased or decreased by the Board, with the minimum number of Managers at any time being three (3).

6.3 Removal of Managers. Any Manager may be removed with or without cause only by vote or consent of the Members entitled to appoint such Manager.

6.4 Vacancies. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Manager, such vacancy shall be filled only by consent of the Member or Members then entitled to designate such Manager pursuant to Section 6.2. A Member or group of Members entitled to appoint a Manager may do so at any time by written notice to the Company.

6.5 Meetings of the Board.

(a) Meetings of the Board, regular or special, may be held either in or outside of the State of Delaware.

(b) Regular meetings of the Board shall be held at such times and places as may be fixed from time to time by the Board and communicated to all Managers. Any and all business may be transacted at any regular meeting.

(c) Special meetings of the Board may be called on 24 hours prior notice to each Manager, personally or by facsimile, Electronic Transmission, or overnight courier by any member of the Board. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(d) At all meetings of the Board of Managers, the presence (or representation if permitted by Delaware Law) of Managers representing at least a Majority of the Voting Power shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Managers present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally convened.

(e) At a meeting of the Board at which a quorum is present, approval by the Board of any action and any determination by the Board of any matter required by this Agreement shall require the affirmative vote in favor of such action of those Managers with a Majority of the Voting Power.

(f) All meetings of the Board shall be presided over by the chairman of the meeting, who shall be a person designated by a majority in number of the Managers present at the meeting. The chairman of any meeting of the Board shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as determined by him to be in order.

(g) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by those Managers (or persons holding the proxy, delegation or authorization of a Manager as permitted by Sections 6.5(h) and (i) below) with the requisite voting power that would be necessary to constitute a quorum and to authorize or take such action at a meeting of the Board hereunder. An Electronic Transmission by a Manager, or a facsimile or similar reproduction of a writing signed by a Manager, shall be regarded as signed by the Manager for purposes of this Section 6.5(g). If any action is taken by the Board by written consent of less than all the Managers, a copy of such written consent must be provided promptly to those Managers who did not execute such written consent.

(h) Subject to the provisions of this Agreement and applicable Law regarding notice of meetings and the granting of proxies, persons serving on the Board (i) may participate in and hold a meeting of the Board by using conference telephone, Electronic Transmission, or similar communications equipment by means of which all persons participating in the meeting can hear each other, and (ii) may grant a proxy to another Manager or delegate its right to act to another Manager which proxy or delegation shall be effective as the attendance or action at the meeting or action by written consent of the Manager giving such proxy or delegation. Participation in a meeting pursuant to this Section 6.5 shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

(i) Without limiting Section 6.5(h) above regarding the granting of proxies any designee of holders of a particular class of Units absent from a meeting or unavailable to sign a written consent may be represented by any other designee of the holders of such class of Units, who may cast the vote of the absent designee according to the written instructions, general or special, of the absent designee.

6.6 Compensation of Managers. No person will be paid any fee for serving on the Board, but will be entitled to reimbursement for reasonable out-of-pocket costs and expenses in attending meetings of the Board.

6.7 Duties of Managers. Whenever a Manager, in performing his duties and obligations as a Manager under this Agreement, makes a determination or takes or declines to take any other action, then such Manager shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated under the Act, any applicable Law or at equity. A determination, other action or failure to act by a Manager will be deemed to be in good faith unless such Manager believed that such determination, other action or failure to act was adverse to the interests of the Company.

6.8 Officers.

(a) The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any such officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware (or any successor statute), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board pursuant to this Section 6.8 and the other terms and provisions of this Agreement. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner provided in this Agreement. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.

ARTICLE 7

ACCESS TO INFORMATION; ACCOUNTING AND BANKING MATTERS; TAX MATTERS

7.1 Financial Reports and Access to Information. Each Member shall be entitled to receive the following information from the Company:

(a) Within 45 days after the end of each Quarter (except for the fourth Quarter in each fiscal year), (i) an unaudited balance sheet as of the end of such Quarter and an unaudited related income statement, and statement of cash flows for such Quarter including any notes thereto (if any) prepared in accordance with GAAP (with the exception of normal year-end adjustments and absence of notes), consistently applied, and (ii) a discussion and analysis of the material operational and financial developments during such Quarter; and

(b) Within 90 days after the end of each fiscal year, (i) an unaudited balance sheet as of the end of such fiscal year and an unaudited related income statement, statement of members’ equity and statement of cash flows for such fiscal year prepared in accordance with GAAP, consistently applied, and (ii) a discussion and analysis of the material operational and financial developments during such fiscal year.

7.2 Maintenance of Books. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any of the Members. The Company’s financial books and records shall be maintained on an accrual basis unless otherwise agreed by the Entire Board. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members. The books and records of the Company shall be available to each Member or its representatives for inspection and internal audit upon reasonable notice during normal business hours at the principal office of the Company. The rights and information granted to the Members pursuant to Section 7.1 and Section 7.2 replace in their entirety any rights to information provided for in Section 18-305 of the Act and each of the Members and each other Person who acquires an interest in the Company hereby agrees to the fullest extent permitted by law that they do not have any rights as Members to receive any information either pursuant to Section 18-305 of the Act or otherwise except for the information identified in Section 7.1 and Section 7.2.

7.3 Accounts. The Company shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board may determine. The Company may not commingle the Company’s funds with the funds of any Member.

7.4 Tax Returns.

(a) The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Unless otherwise agreed by the Board, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.

(b) The Company shall deliver to each of the Members the following schedules and tax returns: (i) within 21 days after the Company’s year-end, an estimated Schedule K-1 and estimates of all information reasonably necessary or appropriate for such member to file its respective tax reports, and (ii) within 75 days after the Company’s year-end, a final Schedule K-1, along with copies of all other federal, state, or local income tax returns or reports filed by the Company for the previous year as may be required as a result of the operations of the Company. In addition, the Company shall provide, to the extent reasonably available, such other information as a Member may reasonably request for purposes of complying with applicable tax reporting requirements, including, without limitation, (i) book and tax basis information for the Company’s assets sufficient to allow a Member to satisfy its own obligations and make its own computations, allocations and adjustments under Code Sections 704(b), 704(c) and 754 and (ii) access to the service providers (including the Company’s accountants) of the Company and its Subsidiaries.

7.5 Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by each Member, neither the Company nor any Member shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

7.6 Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s fiscal year;

(b) to adopt the accrual method of accounting;

(c) any other election the Board may deem appropriate and in the best interests of the Members.

7.7 Tax Matters Member.

(a) The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be a Member designated from time to time by the Board subject to replacement by the Board (any Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member”). The initial Tax Matters Member will be Proppants. The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b) The Tax Matters Member shall take no action without the authorization of the Board, other than such action as may be required by Law. Any reasonable, documented cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

(d) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members and receiving the consent of the Board. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226 or 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE 8

DISSOLUTION AND TERMINATION

8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:

(a) subject to Section 3.3(b)(xi), the election by the Board to dissolve the Company; and

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

8.2 Liquidation and Termination. On dissolution of the Company, the liquidator shall be a person selected by the Board. The liquidator shall proceed diligently to wind up the affairs of the Company at the direction of the Board and make final distributions as provided in this Agreement and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) The liquidator shall pay, satisfy or discharge from Company funds all of the debts (including debts owing to any Member), liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(c) To the extent that the Company has any assets remaining, the liquidator may sell any or all Company property, and any Available Cash and other Company property shall be distributed among the Members in accordance with their positive Capital Account balances after taking into account all adjustments for the taxable year during which such liquidation occurs, and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

(d) All distributions in kind to the Members shall be valued for purposes of determining each Member’s interest therein at its Fair Market Value at the time of such distribution, and such distributions shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 8.2.

(e) The distribution of cash or property to the Members in accordance with the provisions of this Section 8.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests (including Units) and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

8.3 Certification of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.6, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

8.4 Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

ARTICLE 9

TRANSFERS OF MEMBERSHIP INTERESTS

9.1 Permitted Dispositions. No Member may Dispose of its Membership Interest, unless (a) all other Members give their prior written consent to such Disposition (which consent is not to be unreasonably withheld) or (b) such Disposition is to an Affiliate of the Disposing Member.

9.2 General Restrictions on Dispositions of Membership Interests.

(a) Dispositions of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with federal and state securities Laws, including the Securities Act and the rules and regulations thereunder, and the Act.

(b) Dispositions of Membership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Disposition of Membership Interests that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Company or Capital Accounts of the Members. The Members agree that the restrictions contained in this Article 9 are fair and reasonable and in the best interests of the Company and the Members.

ARTICLE 10

EXCULPATION AND INDEMNIFICATION

10.1 Indemnification.

(a) To the fullest extent permitted by Law, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 10.1 shall be made only out of the assets of the Company, it being agreed that no Member shall be personally liable for such indemnification or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, all expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10.1(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.1.

(c) The indemnification provided by this Section 10.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Membership Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, executors, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse any of its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Company’s activities or such Indemnitee’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 10.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.1(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 10.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 10.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

10.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in a Membership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b) Each Indemnitee may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and such Indemnitee shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Members, any Person who acquires an interest in a Membership Interest or is otherwise bound by this Agreement, any Indemnitee acting in connection with the Company’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Company, the Members, any Person who acquires an interest in a Membership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 10.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 10.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 11

OUTSIDE ACTIVITIES AND INVESTMENTS

11.1 Outside Activities. Each Member, each of their respective Affiliates and each member, partner, manager, director, officer, employee or agent of the Company, any Member or their respective Affiliates (collectively, the “Unrestricted Persons”) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, including business interests and activities in direct competition with the business and activities of the Company. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Company, any Member, any Person who acquires an interest in a Membership Interest or any Person who is otherwise bound by this Agreement.

11.2 Corporate Opportunity. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person. No Unrestricted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Unrestricted Person shall not be liable to the Company, any Member, any person who acquires a Membership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company.

11.3 No Duties of Members. Except as otherwise expressly provided in this Agreement, each Member and their Affiliates shall be entitled to exercise, at their option, all rights relating to all Units or other Membership Interests acquired by them.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by Electronic Transmission, or by facsimile transmission, at the following addresses: (a) if to the Company, at the address of its principal executive offices and (b) if to a Member, to the address given for the Member on Schedule I hereto. A notice, request, or consent given under this Agreement is effective on receipt by the person to receive it.

12.2 Amendments and Waivers.

(a) Except as otherwise provided in Section 3.3(b)(v) and this Section 12.2, this Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the holders of a majority of the Outstanding Common Units.

(b) Notwithstanding Section 12.2(a), amendments to this Agreement that are of an inconsequential nature and do not adversely affect the Members, or are necessary to comply with any applicable Law or governmental regulations, or are necessary in the opinion of counsel to the Company to ensure that the Company will not be treated as an association taxable as a corporation for U.S. Federal income tax purposes, may be made by the Board without the consent of any Member.

(c) No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

(d) The Board may amend Schedule I as required by Section 3.6(d) without the consent of any Member.

12.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement or the transactions contemplated by this Agreement.

12.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Units transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

12.5 No Third Party Beneficiaries. Except as otherwise provided in Articles X and XI, it is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Agreement, unless otherwise expressly agreed to in writing by the parties.

12.6 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property. The Company shall hold all of its property in its own name.

12.7 Governing Law; Severability; Limitation of Liability.

(a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served upon any party to this Agreement in any suit, action or proceeding of the nature specified in this Section 12.7(b) by first class registered or certified mail, postage prepaid, return receipt requested, directed to such party at the address specified pursuant to Section 12.1. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.

12.10 Expenses. Except as otherwise expressly set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be borne by the party incurring such costs and expenses.

[Signature page follows]

The undersigned, being the sole Member, does hereby ratify, confirm and approve the adoption of this Agreement as the limited liability company agreement of the Company.

HI-CRUSH PROPPANTS LLC,
a Delaware limited liability company

By:	/s/ Robert E. Rasmus
Name:	Robert E. Rasmus
Title:	Co-Chief Executive Officer

Signature Page to First Amended and Restated

Limited Liability Company Agreement

of Hi-Crush Augusta LLC

EXHIBIT A

ADDENDUM AGREEMENT

This Addendum Agreement is made this      day of             , 20    , by and between                      (the “Transferee”) and Hi-Crush Augusta LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of             , 20    , including all exhibits and schedules thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom Units of the Company are transferred and all other Persons acquiring Units must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if it were an original party thereto and imposing the same restrictions and obligations on the Transferee and the Units to be acquired by the Transferee as are imposed upon the Members under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Units, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring Units subject to the terms and conditions of the Agreement.

2. The Transferee agrees that the Units acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee unless and until the Transferee is duly admitted in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

3. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

4. The Transferee is acquiring [            ] [Common] [Preferred] Units.

5. The Transferee irrevocably makes, constitutes and appoints each Manager of the Company, acting individually or collectively, as the Transferee’s true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place

A-1

and stead, to make, execute, sign, acknowledge, swear to, record and file (a) any amendment, modification, supplement, restatement or waiver of any provision of the Agreement that has been approved in accordance with the Agreement and (b) all other instruments, certificates, filings or papers not inconsistent with the terms of the Agreement which may be necessary or advisable in the determination of the Board to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, the Agreement or to effect or carry out another provision of the Agreement or which may be required by Law to be filed on behalf of the Company. With respect to the Transferee, the foregoing power of attorney (x) is coupled with an interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of the Transferee and (y) shall survive the Disposition by the Transferee of all or any portion of the Units held by the Transferee.

Transferee

Address:

AGREED TO on behalf of the Members of the Company pursuant to Section 3.6 of the Agreement.

HI-CRUSH AUGUSTA LLC

By:

Printed Name and Title

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SCHEDULE I

COMMON UNITHOLDERS

Unitholder:	Common Units:	Capital Contributions in Respect of Common Units:
Hi-Crush Proppants LLC Three Riverway, Suite 1550 Houston, TX 77056 Telephone: 713-960-4777 Facsimile: 713-963-0088	400,000	$38,171,923.57

PREFERRED UNITHOLDERS

Unitholder:	Preferred Units:	Capital Contributions in Respect of Preferred Units:
Hi-Crush Proppants LLC Three Riverway, Suite 1550 Houston, TX 77056 Telephone: 713-960-4777 Facsimile: 713-963-0088	100,000	$47,043,181.78